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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                                   USG&E, INC.



                                ARTICLE I - NAME

         The name of the corporation is USG&E, Inc. (hereinafter called the "Corporation").

                         ARTICLE II - REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

                              ARTICLE III - PURPOSE

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law for Delaware ("DGCL").

                           ARTICLE IV - CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have the authority to issue is Thirty-Two Million (32,000,000) shares, of which
(i) Twenty-Seven Million (27,000,000) shares shall be common stock, par value $0.001 per share (the "Common Stock"), comprised of: Twenty-Five Million Eight Hundred Thousand (25,800,000) shares of Class A Common Stock (the "Class A Common Stock") and (b) One Million Two Hundred Thousand (1,200,000) shares of Class B Common Stock (the "Class B Common Stock"), and (ii) Five Million (5,000,000) shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock"), of which: (a) Four Hundred Thousand (400,000) shares shall be designated Class I Preferred Stock, (b) Four Hundred Thousand (400,000) shares shall be designated Class II Preferred Stock, (c) Eight Hundred Thousand (800,000) shares shall be designated Class III Preferred Stock, (d) Eight Hundred Thousand (800,000) shares shall be designated Class IV Preferred Stock and (e) Two Million Six Hundred Thousand (2,600,000) shares shall remain available for designation by the Board of Directors of the Corporation.

         The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class of or series of stock shall be determined by the Board of Directors of the Corporation or as set forth below.




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                                 A. COMMON STOCK

         SECTION 1. GENERAL. Except as otherwise expressly provided herein, all shares of Class A Common Stock shall be identical and entitle the holders thereof to the same rights and privileges. Except as otherwise expressly provided herein, all shares of Class B Common Stock shall be identical and entitle the holders thereof to the same rights and privileges.

         SECTION 2. VOTING. Each holder of record shall be entitled to one non-cumulative vote for each share of Class A Common Stock standing in his, her or its name on the books of the Corporation. Shares of Class B Common Stock shall have no voting rights.

         SECTION 3. DIVIDENDS. Subject to applicable law, the holders of Class A Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation may determine in its sole discretion, with each share of Class A Common Stock sharing equally, share for share, in such dividends. Shares of Class B Common Stock shall not share in any dividends.

         SECTION 4. LIQUIDATION. Upon any Liquidation Event (as define below), after the payment or provision for payment of all debts and liabilities, and the payment of liquidation preferences to holders of Preferred Stock as set forth below, holders of Class A Common Stock shall be entitled to share ratably in any remaining assets of the Corporation available for distribution. Holders of Class B Common Stock shall not share in any liquidation proceeds.

         SECTION 5. CONVERSION. Shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock if the Company reports EBITDA (as defined below) equal to or greater than one million five hundred thousand dollars ($1,500,000) in any of the fiscal years 2005, 2006 or 2007. "EBITDA" shall mean the earnings of the Corporation prior to adjustments for interest, taxes, depreciation and amortization as those amounts are determined under generally acceptable accounting principles.

         SECTION 6. NOTICES. In the event that the Corporation provides any notice, report, or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding Common Stock.

                               B. PREFERRED STOCK

         SECTION 1. DIVIDENDS.

         (a) GENERAL OBLIGATION. If no Liquidation Event has occurred, the holders of the Preferred Stock shall be entitled to receive their dividends in the amounts stated herein, to the extent applicable. Dividends paid on the shares of Preferred Stock are in preference to dividends paid on any Junior Securities. If a Liquidation Event has occurred, in no event, so long as any Preferred Stock shall remain outstanding and any portion of the Liquidation Value of such Preferred Stock remains unpaid, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities.



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         (b) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of declared dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders of the Preferred Stock based upon the then outstanding shares of Preferred Stock held by each such holder.

         (c) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to ensure that the provisions of Section B.1 and the other relevant provisions hereof shall thereafter be applicable to the Preferred Stock such that the holders of the Preferred Stock are entitled to the same rights, preferences, appurtenances, prerogatives and other benefits of ownership of the Preferred Stock, including, without limitation, the right to receive dividends, after such Organic Change as if such Organic Change had not occurred.

         SECTION 2. LIQUIDATION. Upon any Liquidation Event, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in immediately available funds equal to the aggregate Liquidation Value of all shares of Preferred Stock held by such holder, and the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section B.2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders of Preferred Stock based upon the aggregate Liquidation Value of the Preferred Stock held by each such holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Preferred Stock and each share of Common Stock in connection with such Liquidation Event. After payment in full of the Liquidation Value pursuant to this Section B.2, the holders of the Preferred Stock will have no right or claim to any of the assets of the Corporation and such shares for which the Liquidation Value has been paid shall be cancelled.

         SECTION 3. PRIORITY OF PREFERRED STOCK. Shares of the Preferred Stock shall rank pari passu with each other class of Preferred Stock and shall rank prior to the Junior Securities (as defined below). In addition, if any shares of Junior Securities or other securities of the Corporation (or any capital stock or other securities convertible into or exchangeable for any such Common Stock or securities) shall be issued or sold by the Corporation, or any other event shall occur that shall have the effect of diluting the rights of the holders of the Preferred Stock in violation of the terms or in contravention of the intent hereof, then in each such case the designations, powers, relative rights,


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preferences and limitations of the Preferred Stock, including without limitation the Liquidation Value of the Preferred Stock, may forthwith be adjusted, as required in the good faith opinion of the Corporation's Board of Directors, so as to protect the holders of the Preferred Stock against the effect of such dilution or enhancement.

         SECTION 4. VOTING RIGHTS. The holders of Class I, Class II and Class III Preferred Stock shall have no voting rights. Shares of Class IV Preferred Stock shall vote on an as-converted basis in a single voting group with the holders of Class A Common Stock.

         SECTION 5. REDEMPTION. The Corporation shall have no right to redeem any shares of the Preferred Stock.

         SECTION 6. CLASS I PREFERRED STOCK. Holders of each share of Class I Preferred Stock shall be entitled to a dividend each fiscal quarter in an amount equal to the distribution such holder would have received from his, her or its membership interest in U.S. Gas & Electric Drilling Program I, LLC ("Drilling I") had the merger of such entity into USG&E Well Production, LLC (the "Subsidiary") not occurred. Class I Preferred Stock shall not be convertible into common stock. Shares of Class I Preferred Stock have a liquidation preference equal to $2.78 per share. The Corporation hereby agrees not to pledge or otherwise encumber any interest it has in the distributions of Drilling I payable by the Corporation to holders of Class I Preferred Stock.

         SECTION 7. CLASS II PREFERRED STOCK. Holders of each share of Class II Preferred Stock shall be entitled to a dividend each fiscal quarter in an amount equal to the distribution such holder would have received from his, her or its membership interest in U.S. Gas & Electric Drilling Program II, LLC ("Drilling II") had the merger of such entity into the Subsidiary not occurred. Class II Preferred Stock shall not be convertible into Common Stock. Shares of Class II Preferred Stock have a liquidation preference of $2.78 per share. The Corporation hereby agrees not to pledge or otherwise encumber any interest it has in the distributions of Drilling II payable by the Corporation to holders of Class II Preferred Stock.

         SECTION 8. CLASS III PREFERRED STOCK. Holders of each share of Class III Preferred Stock shall be entitled to a dividend each fiscal quarter in an amount equal to the distribution such holder would have received from his, her or its membership interest in U.S. Gas & Electric Drilling Program III, LLC ("Drilling III") had the merger of such entity into the Subsidiary not occurred. Class III Preferred Stock shall not be convertible into Common Stock. Shares of Class III Preferred Stock have a liquidation preference equal to $2.78 per share. The Corporation hereby agrees not to pledge or otherwise encumber any interest it has in the distributions of Drilling III. The Corporation hereby agrees not to pledge or otherwise encumber any interest it has in the distributions of Drilling III payable by the Corporation to holders of Class III Preferred Stock.

         SECTION 9. CLASS IV PREFERRED STOCK. Holders of Class IV Preferred Stock shall not receive a dividend preference. Each share of Class IV Preferred Stock will be convertible into 3.25 shares of Class A Common Stock. Conversion will be required upon the listing of Corporation's Class A Common Stock on a national securities exchange or on the NASDAQ Stock Market. Shares of Class IV Preferred Stock have a liquidation preference equal to $2.78 per share.



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         SECTION 10. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         SECTION 11. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation or surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         SECTION 12. DEFINITIONS.

                  "Junior Securities" means the Common Stock and to any class or series of capital stock of the Corporation hereafter created.

                  "Liquidation Event" means any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary).

                  "Liquidation Value" of any share of Preferred Stock as of any particular date shall be equal to the liquidation preference of such class of Preferred Stock plus all accumulated and unpaid dividends thereon.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Stock" shall mean the shares of Class I Preferred Stock, Class II Preferred Stock, Class III Preferred Stock and Class IV Preferred Stock.


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                         ARTICLE V - STOCKHOLDER ACTION

         Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting.

                             ARTICLE VI - DIRECTORS

         SECTION 1. GENERAL. The Board of Directors of the Corporation shall consist of at least one (1) director, with the initial board of directors of the Corporation to have two members and the exact number thereafter to be fixed from time to time by the Board of Directors in the manner provided in the Corporation's Bylaws.

         SECTION 2. ELECTION OF DIRECTORS. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

         SECTION 3. TERMS OF DIRECTORS. The Directors shall serve an initial one
(1) year term expiring at the annual meeting of stockholders to be held in 2006. Such directors shall be eligible to be re-elected by a plurality of the votes cast at such meeting and shall then serve for an additional one year term.

         SECTION 4. VACANCIES. Any and all vacancies in the board of Directors, however occurring, including, but not limited to, an increase or decrease in size of the Board of Directors, or the death, resignation, disqualification or removal of any Director shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office. Such Directors shall serve until the first annual meeting of stockholders following their election or until their earlier resignation or removal.

         SECTION 5. REMOVAL. Any Director may be removed from office (i) only with cause and (ii) only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Certificate of Incorporation ,"cause", with respect to the removal of any Director, shall mean (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or
(v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the corporation.

                      ARTICLE VII - LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing


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violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                       ARTICLE VIII - AMENDMENT OF BY-LAWS

         SECTION 1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors.

         SECTION 2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

             ARTICLE IX - AMENDMENT OF CERTIFICATE OF INCORPORATION.

         The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whether any vote of the holders of voting stock is required, and in addition to any other vote of the holders of voting stock that is required by this Certificate of Incorporation or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Certificate of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI or Article IX of this Certificate of Incorporation.

         Signed this 11th day of August, 2005 by:



                                                  /s/ Martin Schrier
                                                  ------------------------------
                                                  Martin Schrier, Incorporator



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